As filed with the Securities and Exchange Commission on September 25, 2025

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Professional Diversity Network, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7370	80-0900177
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Professional Diversity Network, Inc.

55 E. Monroe Street

Suite 2120 Chicago, Illinois

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Xun Wu

Chief Executive Officer

Professional Diversity Network, Inc.

55 E. Monroe Street

Suite 2120 Chicago, Illinois

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Henry Yin, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR (852) 3923-1111	Hermione Krumm, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS	DATED SEPTEMBER 25, 2025

UP TO 10,346,994 SHARES OF COMMON STOCK

Professional Diversity Network, Inc.

This prospectus relates to the offer and resale, from time to time, by Streeterville Capital, LLC, a Utah limited liability company (the “Investor,” “Streeterville” or the “Selling Stockholder”), of up to 10,346,994 shares of common stock, par value $0.01 per share (“Common Stock”) of Professional Diversity Network, Inc. (the “Company,” “we,” “us” or “our”), consisting of (i) up to $16,602,275 shares (the “ELOC Shares”) of Common Stock (or up to 10,324,797 shares of Common Stock, the maximum number of ELOC Shares issuable thereunder assuming the Floor Price (as defined below)), and (ii) 22,197 shares of Common Stock (the “Commitment Shares”) as consideration for the Investor’s commitment, in connection with the securities purchase agreement that we entered into with the Investor on September 5, 2025 (the “Securities Purchase Agreement”), pursuant to which we agreed to issue and sell to the Investor shares of our Common Stock in one or more pre-paid advance purchases (each, a “Pre-Paid Purchase” and collectively, the “Pre-Paid Purchases”) for an aggregate purchase price of up to $20,000,000 (the “Commitment Amount”) for a period (the “Commitment Period”) of two (2) years from September 5, 2025. The ELOC Shares may be issued to satisfy Pre-Paid Purchases issued from time to time under the Securities Purchase Agreement.

Pursuant to the Securities Purchase Agreement, we agreed to issue to the Investor 227,500 shares of Common Stock for $2,275 as pre-delivery shares (the “Pre-Delivery Shares”). The Securities Purchase Agreement provides for an initial Pre-Paid Purchase in the principal amount of up to $8,655,000 (the “Initial Pre-Paid Purchase”). The Company received $3,397,725 in cash proceeds under the Initial Pre-Paid Purchase and $2,275 for the Pre-Delivery Shares on September 5, 2025.

The Pre-Delivery Shares and $3,397,725 shares of Common Stock issuable under the Initial Pre-Paid Purchase were issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-282831) and a prospectus supplement, dated September 5, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”).

We are registering the resale of (i) up to $16,602,275 shares of Common Stock (or up to 10,324,797 shares of Common Stock, the maximum number of ELOC Shares issuable thereunder assuming the Floor Price) and (ii) 22,197 Commitment Shares covered by this prospectus pursuant to the registration rights of the Selling Stockholder under the Securities Purchase Agreement.

We will not receive any proceeds from the sale by the Selling Stockholder of their shares of Common Stock. However, we may receive up to $20,000,000 upon the issuance of shares of Common Stock under the Securities Purchase Agreement, whereby the Company may issue up to approximately 12,687,507 shares of Common Stock thereunder, based on a stated floor price of $1.608 (“Floor Price”), including Commitment Shares and Pre-Delivery Shares.

Our registration of the shares of Common Stock on behalf of the Selling Stockholder does not mean that the Selling Stockholder will offer or sell any of its shares of Common Stock. We cannot predict when, or in what amounts, the Selling Stockholder may sell its shares of Common Stock. Sales of the shares of Common Stock by the Selling Stockholder may occur in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, and/or at varying prices determined at the time of sale. The Selling Stockholder may sell its shares of Common Stock directly or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the shares, or both. We provide more information about how the Selling Stockholder may sell or otherwise dispose of its shares of Common Stock in the section of this prospectus titled “Plan of Distribution.” The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The Selling Stockholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and resale of the shares by the Selling Stockholder pursuant to this prospectus. We will pay the expenses (except for brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in this prospectus by the Selling Stockholder, including legal and accounting fees.

Pursuant to the Securities Purchase Agreement and Pre-Paid Purchase, the Investor, at its sole discretion, has the right, but not the obligation, to purchase shares of the Common Stock, by delivering purchase notices to the Company. The maximum dollar amount of each Pre-Paid Purchase shall equal $1,500,000.00 less the aggregate outstanding balance of all outstanding Pre-Paid Purchases, rounded down to the nearest $1,000. No Purchase will be made in an amount less than $250,000. The Investor may not be issued shares resulting in it owning more than 9.99% of the total outstanding Common Stock at any given time (the “Beneficial Ownership Limitation”). The number of shares issuable is determined by dividing the applicable purchase amount by the purchase price, which equals 80% of the lowest daily volume weighted average price during the ten (10) trading days immediately prior to the purchase notice date, subject to the Floor Price. See “The Committed Equity Financing” for a description of the Securities Purchase Agreement.

The issuance of the Commitment Shares and all ELOC Shares is subject to stockholder approval (“Stockholder Approval”) as required by Listing Rule 5635(d) of The Nasdaq Stock Market LLC (“Nasdaq”), and such Stockholder Approval taking effect. On September 17, 2025, certain shareholders of the Company collectively holding approximated 52.47% of the total issued and outstanding shares of Common Stock executed a written consent in lieu of a special meeting of stockholders (the “Majority Stockholder Approval”), approving, inter alia, such issuance of shares of Common Stock. We have filed a Preliminary Information Statement on Schedule 14C (the “PRE 14C”) on September 22, 2025 notifying our shareholders of the Stockholder Approval obtained and will file a Definitive Proxy Statement on Schedule 14C (the “DEF 14C”) with respect to the Stockholder Approval ten (10) days following the filing of the PRE 14C. Issuance of the Commitment Shares is expected to take place on or after the date that is twenty (20) calendar days after the mailing by the Company of the DEF 14C.

Our shares of Common Stock are trading on the Nasdaq Capital Market under the symbol “IPDN”. The closing price of our Common Stock on September 24, 2025 was $4.34 per share.

Sales of our Common Stock, if any, under this prospectus may be made by any method permitted that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, the Selling Stockholder may still experience a positive rate of return on the securities they purchased due to the price at which the Selling Stockholder initially purchased the securities.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Table of Contents

ABOUT THIS PROSPECTUS	ii
MARKET DATA	iii
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	iv
PROSPECTUS SUMMARY	1
THE OFFERING	2
THE COMMITTED EQUITY FINANCING	3
RISK FACTORS	6
USE OF PROCEEDS	10
DIVIDEND POLICY	12
SELLING STOCKHOLDER	13
DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING	14
PLAN OF DISTRIBUTION	17
EXPERTS	19
LEGAL MATTERS	19
WHERE YOU CAN FIND MORE INFORMATION	19
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	20

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we are hereby filing with the SEC to register the securities described in this prospectus for resale by the Selling Stockholder who may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholder of the securities offered by them described in this prospectus. However, we will pay the expenses associated with the sale of shares pursuant to this prospectus. We may receive up to $20,000,000 in aggregate gross proceeds from the Investor under the Securities Purchase Agreement in connection with sales of the shares of our Common Stock pursuant to the Securities Purchase Agreement after the date of this prospectus. However, the actual proceeds from the Investor may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

Neither we nor the Selling Stockholder has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We and the Selling Stockholder, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus, any documents incorporated by reference to this prospectus, and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted. You should rely only on the information contained in this prospectus and in the documents incorporated by reference to this prospectus. Neither we nor the Selling Stockholder has authorized anyone to provide you with any information or to make any representations other than the information contained in this prospectus, in the documents incorporated by reference to this prospectus, in any post-effective amendment, or in any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. The information contained in this prospectus and in the documents incorporated by reference in this prospectus, is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this prospectus or any documents incorporated by reference to the prospectus, nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “Company,” the “registrant,” “we,” “our” or “us” in this prospectus mean Professional Diversity Network, Inc., a Delaware corporation, and its subsidiaries;

●	“year” or “fiscal year” means the year ending December 31st;

●	all dollar or $ references, when used in this prospectus, refer to United States dollars

TRADEMARKS

Solely for convenience, our trademarks and tradenames referred to in this prospectus, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

MARKET DATA

We are responsible for the information contained in this prospectus. This prospectus and the documents incorporated by reference to this prospectus include industry and market data that we obtained from periodic industry publications, and third-party studies and surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections included in these sources are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in this prospectus or in any documents incorporated by reference to this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	our beliefs regarding our ability to capture and capitalize on market trends;

●	our expectations on the future growth and financial health of the online diversity recruitment industry and the industry participants, and the drivers of such growth;

●	our expectations regarding continued membership growth;

●	our beliefs regarding the increased value derived from the synergies among our segments; and

●	our beliefs regarding our liquidity requirements, the availability of cash and capital resources to fund our business in the future and intended use of liquidity.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

●	our ability to raise funds in the future to support operations;

●

our failure to realize synergies and other financial benefits from mergers and acquisitions within expected time frames, including increases in expected costs or difficulties related to integration of merger and acquisition partners;

●	our ability to identify and successfully negotiate and complete additional combinations with potential merger or acquisition partners;

●	our history of operating losses;

●	our limited operating history in a new and unproven market;

●	increasing competition in the market for online professional networks;

●	our ability to comply with increasing governmental regulation and other legal obligations related to privacy;

●	our ability to adapt to changing technologies and social trends and preferences;

●	our ability to attract and retain a sales and marketing team, management and other key personnel and the ability of that team to execute on the Company’s business strategies and plans;

●	our ability to obtain and maintain intellectual property protection for our intellectual property;

●	any future litigation regarding our business, including intellectual property claims;

●	our ability to achieve and maintain compliance with Nasdaq continued listing requirements;

●	general and economic business conditions; and

●	legal and regulatory developments.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It may not contain all the information that may be important to you. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 6, the documents incorporated by reference and our financial statements and the related notes included elsewhere in this prospectus before making an investment decision to purchase our securities.

Business Overview

The Company is an operator of professional networks with a focus on diversity, employment, education and training. We use the term “diversity” (or “diverse”) to describe communities, or “affinities,” that are distinct based on a wide array of criteria, which may change from time to time, including ethnic, national, cultural, racial, religious or gender classification. We serve a variety of such communities, including Women, Hispanic-Americans, African-Americans, Asian-Americans, persons with disabilities, Military Professionals, and Lesbian, Gay, Bisexual, Transgender and Queer (LGBTQ+) persons, and students and graduates seeking to transition from education to career. The Company’s technology platform is integral to the operation of its business.

We currently operate in three business segments. TalentAlly Network, our primary business segment, includes online professional job seeking communities with career resources tailored to the needs of various diverse cultural groups and employers looking to hire members of such groups. Our second business segment consists of the NAPW Network, a women-only professional networking organization. Our third business segment consists of RemoteMore, which connects companies with reliable, cost-efficient software developers with less effort and friction, and empowers developers to find meaningful jobs regardless of their location.

We believe that the combination of our solutions allows us to approach recruiting and professional networking in a unique way and thus create enhanced value for our members and customers by:

●

Helping employers address their workforce diversity needs by connecting them with the right candidates from our diverse job seeking communities such as African Americans, Hispanics, Asians, Veterans, individuals with disabilities and members of the LGBTQ+ community (with the ability to roll out to our other affinities), as well as face-to-face and virtual recruiting events for Engineering, Technology and Security Clearance positions, designed to attract diverse candidates who may also have STEM-based backgrounds through our wholly-owned company Expo Experts Events, LLC. The networks’ purposes, among others, are to assist their registered users in their efforts to connect with like-minded individuals, identify career opportunities within the network and connect with prospective employers;

●	Providing a robust online and in-person network for our women members to make professional and personal connections; and

●	Connecting companies with reliable, cost-efficient developers to meet their software needs.

In 2024, our TalentAlly Network, NAPW Network and RemoteMore business units represented approximately 67%, 6% and 27% of our gross revenues, respectively.

Corporate History and Information

We were incorporated in Illinois in October 2003, under the name of IH Acquisition, LLC and changed our name to iHispano.com LLC in February 2004. In 2007, we changed our business platform and implemented technology to become the operator of communities of professional networking sites for diverse professionals. In March 2012, we changed our name to Professional Diversity Network, LLC. In March 2013, we completed our initial public offering and converted from an Illinois LLC to a Delaware corporation. We acquired the NAPW Network in September 2014. In September 2025, we incorporated the wholly-owned subsidiary IPDN Holdings.

Our principal executive office is located at 55 E. Monroe Street, Suite 2120, Chicago, Illinois, 60603 and our telephone number is (312) 614-0950. Our website address is www.ipdnusa.com. References to our website address in this prospectus are provided as a convenience and do not constitute, and should not be viewed as an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this prospectus supplement.

THE OFFERING

Common Stock that may be offered by	Up to 10,346,994 shares of Common Stock, consisting of:
the Selling Stockholder	(i)

Up to $16,602,275 worth of shares of Common Stock (or up to 10,324,797 shares of Common Stock, the maximum number of ELOC Shares issuable thereunder assuming the Floor Price) issuable under Pre-Paid Purchases that we may sell to the Investor from time to time under the Securities Purchase Agreement, and

(ii) 22,197 Commitment Shares.

Common Stock outstanding prior to the offering(1)	4,105,369 shares of Common Stock as of September 24, 2025.

Common Stock to be outstanding after the offering(2)	4,127,566 shares of Common Stock, not including up to $16,602,275 of ELOC Shares that we may sell to the Investor from time to time under the Securities Purchase Agreement.

Listing	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “IPDN.”

Use of Proceeds	We intend to use the net proceeds to us from this offering for general corporate purposes, including working capital and investments. See “Use of Proceeds” beginning on page 10.

Plan of Distribution

The Selling Stockholder may sell, transfer or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time in a number of different ways. See the “Plan of Distribution” section of this prospectus.

Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in shares of our Common Stock.

(1)

The number of shares of our Common Stock outstanding prior to this offering is based on 4,105,369 shares of common stock outstanding as of September 24, 2025, including 227,500 Pre-Delivery Shares issued to the Selling Stockholder on September 5, 2025 and 202,114 shares of Common Stock and 70,072 shares of Common Stock issued to the Selling Stockholder pursuant to a purchase notice for a purchase price of $325,000 dated September 8, 2025 and $112,675.78 on September 10, 2025, respectively, but excludes the following as of such date: (a) an aggregate of 78,409 shares of common stock issuable upon vesting of restricted stock units that were issued pursuant to the Company’s 2023 Equity Compensation Plan, and (b) the exercise of outstanding options to purchase up to an aggregate of 1,500 shares of common stock at a weighted average exercise price of $44.60 per share.

(2)

Includes the 22,197 Commitment Shares, which will take place on or after the date that is twenty (20) calendar days after the mailing by the Company of the Definitive Information Statement on Schedule 14C with respect to the Stockholder Approval.

Throughout this prospectus, when we refer to the Selling Stockholder in this prospectus, we are referring to the Selling Stockholder identified in this prospectus and, as applicable, its transferees, donees, pledgees, distributes, and other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

THE COMMITTED EQUITY FINANCING

Overview

On September 5, 2025, we entered into the Securities Purchase Agreement with the Investor, pursuant to which the Company agreed to issue and sell to the Investor shares of Common Stock, in one or more Pre-Paid Purchases for an aggregate purchase price of up to $20,000,000 for a Commitment Period of two (2) years. The Company also agreed to issue to the Investor 22,197 Commitment Shares as consideration for the Investor’s commitment, after Stockholder Approval is obtained and has taken effect, and 227,500 Pre-Delivery Shares, which Pre-Delivery Shares were issued at the closing of the transactions contemplated by the Securities Purchase Agreement on September 5, 2025 (the “Closing Date”).

The Securities Purchase Agreement provides for the Initial Pre-Paid Purchase in the principal amount of up to $8,655,000, an original issue discount of up to $640,000 and transaction expenses of $15,000, the terms of which are set forth on secured prepaid purchase #1 (“Pre-Paid Purchase #1”). The Company received $3,397,725 in cash proceeds under the Initial Pre-Paid Purchase and $2,275 for the Pre-Delivery Shares on the Closing Date. The Initial Pre-Paid Purchase accrues interest at the rate of 8% per annum.

Within thirty (30) days after closing, the Investor will fund the remaining $4,602,275.00 under the Initial Pre-Paid Purchase into a deposit account (the “Deposit Account”) of the Company’s wholly-owned subsidiary, IPDN Holdings, LLC, a Utah limited liability company (“IPDN Holdings”), to be secured by a deposit account control agreement (the “DACA”), a guaranty (the “Guaranty”) by IPDN Holdings, and a pledge agreement (the “Pledge Agreement”) by the Company pledging 100% of the equity interests in IPDN Holdings, subject to certain conditions: (i) the DACA, the Guaranty and the Pledge Agreement are each executed and delivered to the Investor, (ii) the Deposit Account has been opened, (iii) no Event of Default (as defined in the Initial Pre-Paid Purchase) under the Initial Pre-Paid Purchase has occurred, and (iv) trading in the Common Stock is not suspended, halted, chilled, frozen, reached zero bid or otherwise ceased trading on the Nasdaq Capital Market.

Unless and until the Company obtains the Stockholder Approval, the total cumulative number of shares of Common Stock that may be issued to the Investor under all Pre-Paid Purchases cannot exceed the numerical threshold required by that rule. If the purchase share purchase price is less than the Floor Price, or if issuance would exceed 19.99% cap of Nasdaq Listing Rules without Stockholder Approval, the Company must instead repay the applicable purchase amount in cash. On September 17, 2025, certain shareholders of the Company collectively holding approximated 52.47% of the total issued and outstanding shares of Common Stock executed a written consent in lieu of a special meeting of stockholders, approving such issuance of shares of Common Stock. We have filed the PRE 14C on September 22, 2025 notifying our shareholders of the Stockholder Approval obtained and will file the DEF 14C with respect to the Stockholder Approval ten (10) days following the filing of the PRE 14C. Issuance of the Commitment Shares is expected to take place on or after the date that is twenty (20) calendar days after the mailing by the Company of the DEF 14C.

The Company may at any time prepay all or any portion of the outstanding balance of a Pre-Paid Purchase. In the event the Company elects to do so, the Company must pay the Investor an amount equal to 120% multiplied by the portion of the outstanding balance the Company has elected to prepay.

If an event of default occurs under a Pre-Paid Purchase, the outstanding balance will become immediately due and payable. At any time thereafter, upon written notice given by the Investor, the outstanding balance will increase by seven-and-a half percent (7.5%) and interest will begin accruing at a rate of the lesser of 18% per annum or the maximum rate permitted under applicable law.

Pursuant to the Securities Purchase Agreement and Pre-Paid Purchase, the Investor, at its sole discretion, has the right, but not the obligation, to purchase shares of the Common Stock, by delivering purchase notices to the Company. The number of shares issuable is determined by dividing the applicable purchase amount by the purchase price, which equals 80% of the lowest daily volume weighted average price during the ten (10) trading days immediately prior to the purchase notice date, but not less than the Floor Price of $1.608. In no event may such issuances cause the Investor to exceed the Beneficial Ownership Limitation.

On September 8, 2025, the Investor issued a purchase notice in the amount of $325,000 to us and we issued 202,114 shares of Common Stock to the Investor. On September 10, 2025, the Investor issued a second purchase notice in the amount of $112,675.78 to us and we issued 70,072 shares of Common Stock to the Investor.

The net proceeds from any future sales under the Securities Purchase Agreement will depend on the frequency with, which the Pre-Paid Purchases are sold to the Investor. To the extent we sell Pre-Paid Purchases under the Securities Purchase Agreement, we currently plan to use the net proceeds for working capital and other general corporate purposes. We cannot predict whether the net proceeds invested will yield a favorable return.

In accordance with our obligations under the Securities Purchase Agreement, we agreed to provide the Selling Stockholder with customary registration rights related to the Commitment Shares and ELOC Shares. We have filed a prospectus supplement, dated September 5, 2025, to the Company’s shelf registration statement on Form S-3 (File No. 333-282831), with the SEC in connection with the offer and sale of 227,500 Pre-Delivery Shares and $3,397,725 shares of Common Stock issuable under the Initial Pre-Paid Purchase. We are filing this registration statement of which this prospectus forms a part in order to register for resale (i) the 22,197 Commitment Shares, and (ii) up to $16,602,275 shares of Common Stock (or up to 10,324,797 shares of Common Stock, the maximum number of ELOC Shares issuable thereunder assuming the Floor Price) that we may issue and sell to the Investor, from time to time from and after the Closing Date subject to the conditions and limitations of the Securities Purchase Agreement.

The Pre-Paid Purchase includes customary and specific events of default, including, among others, the Company’s failure to pay amounts when due; bankruptcy or insolvency events; failure to comply with covenants in the Securities Purchase Agreement; failure to timely deliver purchase shares or maintain the required share reserve; effecting a reverse stock split without twenty (20) trading days’ prior written notice; the filing of a non-management supported proxy; breaches of other agreements with the Investor; and certain other material defaults. Upon the occurrence of an event of default, the outstanding balance of the Pre-Paid Purchase becomes immediately due and payable at the “Mandatory Default Amount,” which includes a 10% increase in the balance, and interest begins to accrue at the rate equal to the lesser of 18% per annum or the maximum rate permitted by law until repaid. The Investor also retains all other rights and remedies available at law or in equity.

The Securities Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

No Short Selling or Hedging

Pursuant to the Securities Purchase Agreement, the Investor has agreed that, during the Commitment Period neither the Investor nor any of its affiliates will engage in any short sales or hedging transactions with respect to the Common Stock; provided, however, that any short sale of shares subject to a Purchase Notice shall not be deemed a short sale under the Securities Purchase Agreement if effected within one trading day of the Purchase Notice date. The Company has agreed not to enter into any variable rate transactions without Investor’s consent as long as any Pre-Paid Purchase remains, subject to certain exceptions.

Effect of Sales of our Common Stock under the Securities Purchase Agreement on our Stockholders

The Common Stock being registered for resale in this prospectus may be issued and sold by us to the Investor from time to time at the Investor’s discretion, during the terms described above. The resale by the Selling Stockholder of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to the Investor under the Securities Purchase Agreement will be determined by the Investor in its sole discretion, subject to the satisfaction of certain conditions in the Securities Purchase Agreement and will depend upon market conditions and other factors. The Investor may ultimately decide to require us to sell to it all, some or none of the shares of Common Stock that may be available for us to sell to the Investor pursuant to the Securities Purchase Agreement. If the Investor elects to require us to sell to it shares of Common Stock pursuant to the Securities Purchase Agreement, after the Investor has acquired such shares, the Investor may resell all, some or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares of Common Stock from the Investor in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors—Risks Related to this Offering—Investors who buy shares of Common Stock from the Investor at different times will likely pay different prices.”

Investors may experience a decline in the value of the Common Stock they purchase from the Investor in this offering as a result of future sales made by us to the Investor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of Common Stock to the Investor under the Securities Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Stock or the mere existence of our arrangement with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Investor for the Common Stock that we may sell to the Investor under the Securities Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we make such sale, as of the date of this prospectus, it is not possible for us to predict the number of shares of Common Stock that we will sell to the Investor under the Securities Purchase Agreement, the actual purchase price per share to be paid by Investor for those shares of Common Stock, or the actual gross proceeds to be raised by us from those sales, if any. As of September 24, 2025, there were 4,105,369 shares of Common Stock outstanding.

If all of the shares of our Common Stock offered for resale by the Selling Stockholder under this prospectus were issued and outstanding as of September 24, 2025, consisting of (i) 22,175 Commitment Shares and (ii) up to $16,602,275 ELOC Shares (or up to 10,324,797 ELOC Shares, the maximum number of ELOC Shares issuable thereunder assuming the Floor Price), such shares would represent approximately 71.55% of the total number of shares of our Common Stock outstanding. The actual number of shares of our Common Stock issuable will vary depending on the then current market price of shares of our Common Stock sold to the Selling Stockholder in this offering.

The number of shares of Common Stock ultimately offered for sale by the Selling Stockholder for resale under this prospectus is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Investor under the Securities Purchase Agreement. Further, if and when we sell shares of Common Stock to the Investor pursuant to the Securities Purchase Agreement, after the Investor has acquired such shares, the Investor may resell all, some or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of Common Stock to the Selling Stockholder pursuant to the Securities Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of Common Stock after any such issuance.

We have agreed to register the 22,175 Commitment Shares and up to $16,602,275 ELOC Shares (or up to 10,324,797 shares of Common Stock, the maximum number of ELOC Shares issuable thereunder assuming the Floor Price) for resale under the registration statement of which this prospectus forms a part.

The following table sets forth the number of ELOC Shares to be issued to the Investor registered hereunder at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered ELOC Shares to be Issued if Full Purchase Without Giving Effect to the Beneficial Ownership Limitation(1)		Percentage of Outstanding Shares After Giving Effect to the Issuance to the Investor(2)	Gross Proceeds from the Sale of ELOC Shares Registered Hereunder
$1.608		10,324,797	(4)	71.55%	$16,602,275
$3.22		5,155,986		55.67%	$16,602,275
$4.83		3,437,324		45.57%	$16,602,275
$6.44	(3)	2,577,993		38.57%	$16,602,275
$8.05		2,062,394		33.44%	$16,602,275
$9.66		1,718,662		29.51%	$16,602,275

Notes to table:

(1)

Our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) currently authorizes us to issue up to 45,000,000 shares of Common Stock. Therefore, under all scenarios described herein, we have sufficient shares of Common Stock authorized to sell the maximum number of shares permissible under the Securities Purchase Agreement. We also obtained Majority Stockholder Approval of the increase of authorized share capital from the total number of 45,000,000 shares of common stock, $0.01 par value per share to the total number of 500,000,000 shares of common stock, $0.01 par value per share, in the event that the price of our Common Stock decreased and we needed to increase the number of shares we are authorized to issue to sell the maximum number of shares permissible under the Securities Purchase Agreement.

(2)

The denominator is based on 4,105,369 shares of our Common Stock outstanding as of September 24, 2025, plus the number of registered ELOC Shares set forth in the adjacent column that we would have issued or sold to the Investor, assuming the average purchase price in the first column. The numerator is based on the number of ELOC Shares issuable under the Securities Purchase Agreement at the corresponding assumed average purchase price set forth in the first column, which shares are registered hereunder. The number and percentage of shares of Common Stock issuable to the Investor upon full purchase of $16,605,275 worth of shares of Common Stock under the Securities Purchase Agreement does not give effect to the potential future issuance of shares of Common Stock pursuant to our outstanding warrants and other securities convertible into shares of Common Stock.

(3)	The closing sale price of our Common Stock on September 5, 2025.

(4)

Represents the maximum amount of ELOC Shares that can be issued for resale pursuant to the Securities Purchase Agreement, assuming the Floor Price, which are being registered under the registration statement of which this prospectus forms a part.

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference herein before you decide to invest in our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. Any of the risks and uncertainties set forth in this prospectus and in the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our securities.

Risks Related to This Offering

A sale of a substantial number of shares of Common Stock by the Selling Stockholder could cause the price of our Common Stock to decline.

The shares of Common Stock covered by this prospectus represent a large number of shares of our Common Stock , and, following the effectiveness of the registration statement of which this prospectus forms a part, such shares of Common Stock may be sold by the Selling Stockholder in the public market without restriction. If the Selling Stockholder sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of the shares of Common Stock in the public market, the price of our Common Stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

You may experience future dilution as a result of future equity offerings and other issuances of our securities.

In order to raise additional capital, we may in the future offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock prices that may not be the same as the price per share paid by the Selling Stockholder. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock or securities convertible into shares of Common Stock in future transactions may be higher or lower than the price per share paid to the Selling Stockholder. Our stockholders will incur dilution upon exercise of any outstanding stock options, warrants or other convertible securities or upon the issuance of shares of Common Stock under our stock incentive programs.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

Future resales and/or issuances of shares of Common Stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

The Investor, at its sole discretion, has the right, but not the obligation, to purchase shares of the Common Stock, by delivering purchase notices to the Company pursuant to the Securities Purchase Agreement, which may result in the issuance of up to 12,687,507 shares of Common Stock (the maximum number of shares of Common Stock issuable based on the Floor Price pursuant to the Securities Purchase Agreement, including Commitment Shares and Pre-Delivery Shares).

Investor may resell all, some or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices. Because the shares held by the Investor will represent a significant portion of our public float, such sales of shares of Common Stock could result in substantial dilution to the interests of other holders of shares of Common Stock and may result in substantial decreases to the price of our Common Stock. The actual sales of shares of Common Stock or the mere existence of our arrangement with the Investor may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

In addition, shares of our Common Stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Common Stock reserved for future issuance under our incentive plan may become available for sale in the future.

The market price of shares of our Common Stock could drop significantly if the holders described above sell or are perceived by the market as intending to sell. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Common Stock or other securities.

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the Securities Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the Securities Purchase Agreement.

Pursuant to the Securities Purchase Agreement, the Investor may purchase from us up to $20,000,000 worth of shares of Common Stock, upon the terms and subject to the conditions and limitations set forth in the Securities Purchase Agreement, which may result in the issuance of up to 12,687,507 shares of Common Stock based on the Floor Price pursuant to the Securities Purchase Agreement, including Commitment Shares and Pre-Delivery Shares. We have filed a prospectus supplement, dated September 5, 2025, to the Company’s shelf registration statement on Form S-3 (File No. 333-282831), with the SEC in connection with the offer and sale of the Pre-Delivery Shares and $3,397,725 shares of Common Stock issuable under the Initial Pre-Paid Purchase. (i) the 22,197 Commitment Shares, and (ii) up to $16,602,275 shares of Common Stock that we may issue and sell to the Investor, from time to time from and after the Closing Date subject to the conditions and limitations of the Securities Purchase Agreement. We are hereby registering (i) the 22,197 Commitment Shares, and (ii) up to $16,602,275 ELOC Shares (or up to 10,324,797 shares of Common Stock, the maximum number of ELOC Shares issuable thereunder assuming the Floor Price) for resale.

The shares of our Common Stock that may be issued under the Securities Purchase Agreement may be sold by us to the Investor at its sole discretion from time to time for the period beginning on the Closing Date and ending on the earlier of: (i) the date that is two (2) years from the Closing Date, (ii) the date Company has sold $20,000,000.00 in Pre-Paid Purchases thereunder; and (iii) termination of the Securities Purchase Agreement.

Sales of our Common Stock, if any, will depend upon market conditions and other factors to be determined by the Investor. The Investor may decide to request us to sell to it all or only a portion of the Common Stock that may be available for us to sell pursuant to the Securities Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Commitment Amount or how much in proceeds we may obtain under the Securities Purchase Agreement. If we cannot sell securities under the Securities Purchase Agreement, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of Common Stock for the ELOC Shares will fluctuate based on the market prices of our Common Stock at the time the Investor makes a request for a Pre-Paid Purchase, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Investor under the Securities Purchase Agreement, the purchase price per share that the Investor will pay for ELOC Shares purchased from us under the Securities Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Investor under the Securities Purchase Agreement.

We are registering 22,179 Commitment Shares and up to 10,324,797 ELOC Shares out of the $16,602,275 of ELOC Shares that we may sell to the Investor pursuant to the Securities Purchase Agreement, based on the Floor Price, under this prospectus. As of September 24, 2025, there were 4,105,369 shares of our Common Stock outstanding. If all of such 10,346,994 shares of Common Stock being registered under this prospectus were issued and outstanding as that date, such shares would represent approximately 71.59% of the total number of shares of our Common Stock outstanding.

The Investor is not obligated to buy any ELOC Shares under the Securities Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the Investor beneficially owning Common Stock in excess of the Beneficial Ownership Limitation. However, the Beneficial Ownership Limitation does not prevent the Investor from selling some or all of the shares it acquires and then acquiring additional shares, resulting in the Investor being able to sell in excess of 9.99% of the outstanding shares while never holding more than 9.99% of our outstanding Common Stock at any time. Our inability to access a portion or the full amount available under the Securities Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

The Investor will pay less than the then-prevailing market price for our Common Stock, which could cause the price of our Common Stock to decline.

The purchase price of our Common Stock to be sold to the Investor under the Securities Purchase Agreement is determined by reference to 80% of the lowest daily volume weighted average price during the ten (10) trading days prior to the purchase notice date, subject to a $1.608 floor price. Shares to be sold to the Investor pursuant to the Securities Purchase Agreement will be purchased at a discounted price.

As a result of this pricing structure, the Investor selling the shares they receive immediately after receipt of such shares could cause the price of our Common Stock to decrease.

Investors who buy shares of Common Stock from the Investor at different times will likely pay different prices.

Pursuant to the Securities Purchase Agreement, the Investor has discretion to decide when to request sales of shares from us. If and when we sell shares of Common Stock to the Investor pursuant to the Securities Purchase Agreement, after the Investor has acquired such shares, the Investor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Investor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Investor in this offering as a result of future sales made by us to the Investor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Investor under the Securities Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Risks Related to Ownership of our Common Stock

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. As of the date of this prospectus, we intend to use the net proceeds of this offering for general corporate purposes, including working capital, strategic and other general corporate purposes. We have not allocated any specific portion of the net proceeds to any particular purpose and our management will have the discretion to allocate the proceeds as it determines. We will have significant flexibility and broad discretion in applying the net proceeds of this offering, and we may not apply these proceeds effectively. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds, and you will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Stockholders may experience future dilution as a result of this and future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock. Investors purchasing our shares or other securities in the future could have rights superior to existing Common Stockholders, and the price per share at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price per share in this offering.

Our significant stockholders have substantial control over the Company and could limit your ability to influence the outcome of key transactions, including changes of control.

Each of Streams Ohio Corp (“Streams Ohio”) and B&W Capital Group LLC (“B&W”) beneficially owned approximately 13.54% and 13.40% of our Common Stock as of the date of this prospectus. As a result of their ownership, each of Streams Ohio and B&W able to influence significantly all matters requiring approval by our stockholders, including the election of directors. Stockholders other than these principal stockholders may, therefore, have relatively little influence on decisions regarding such matters. These stockholders may have interests that differ from yours, and they may vote in a way with which you disagree and that may be averse to your interests. The concentration of ownership of our Common Stock may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their Common Stock as part of a sale of our Company and may affect the market price of our Common Stock. This concentration of ownership also limits the number of shares of stock likely to be traded in public markets and, therefore, will adversely affect liquidity in the trading of our Common Stock. This concentration of ownership of our Common Stock may also have the effect of influencing the completion of a change in control that may not necessarily be in the best interests of all of our stockholders.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts may cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

USE OF PROCEEDS

We may receive up to $20,000,000 in aggregate gross proceeds from the Investor under the Securities Purchase Agreement in connection with sales of Pre-Paid Purchases pursuant to the Securities Purchase Agreement after the date of this prospectus. However, the actual proceeds from the Investor may be less than this amount depending on the number of Pre-Paid Purchases (and amounts thereto) we request from the Investor.

We intend to use the proceeds from the sale of Pre-Paid Purchases under the Securities Purchase Agreement, if any, for working capital and general corporate purposes, which includes working capital, strategic and other general corporate purposes.

Our expected use of proceeds from the sale of Pre-Paid Purchases under the Securities Purchase Agreement described above represents our current intentions based on our present plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds or the actual amounts that we will spend on the uses set forth above. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the Securities Purchase Agreement in interest-bearing, investment-grade instruments.

DETERMINATION OF OFFERING PRICE

The Selling Stockholder will offer the shares of Common Stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our Common Stock to be sold by the Selling Stockholder does not necessarily bear any relationship to our book value, assets, past operating results, financial condition, or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the offering price as prices for our Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DIVIDEND POLICY

We have not declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the board of directors of the Company (the “Board”) and will depend on our earnings, capital requirements, financial condition, prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors our Board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our Common Stock other than those generally imposed by applicable state law.

SELLING STOCKHOLDER

The shares of Common Stock being offered by the Selling Stockholder are those shares of Common Stock issuable to the Selling Stockholder under the Securities Purchase Agreement, which include: (i) up to $16,602,275 shares upon purchase of shares of Common Stock pursuant to the Securities Purchase Agreement (or up to 10,324,797 shares of Common Stock, the maximum number of ELOC Shares issuable thereunder assuming the Floor Price) and (ii) 22,197 Commitment Shares. We are registering the shares of Common Stock in order to permit the Selling Stockholder to offer the shares for resale from time to time.

The term “Selling Stockholder” includes the stockholder listed below and its transferees, pledges, donees or other successors-in-interest who may acquire shares from the Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. Information concerning the Selling Stockholder may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholder.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder, assuming we have sold to the Selling Stockholder all shares registered hereunder.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Securities Purchase Agreement, we may not issue shares to the Selling Stockholder under the Securities Purchase Agreement to the extent that such issuance would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed the Beneficial Ownership Limitation, excluding for purposes of such determination shares of Common Stock issuable under the Securities Purchase Agreement which have not been issued. The number of shares in the second and fourth columns do not reflect this limitation. However, the Beneficial Ownership Limitation does not prevent the Investor from selling some or all of the shares it acquires and then acquiring additional shares, resulting in the Investor being able to sell in excess of 9.99% of the outstanding shares while never holding more than 9.99% of our outstanding Common Stock at any time.

The Selling Stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering (3)
	Number(1)	Percent(2)		Number	Percentage
Streeterville Capital, LLC(4)	410,126	9.99%	10,346,994	0	0.00%

(1)

John M. Fife, President of Streeterville Capital, LLC, has voting and investment control of the shares of Common Stock held by Streeterville and is the beneficial owner of such shares of Common Stock. The business address of Streeterville is 297 Auto Mall Drive Suite #4, St. George, Utah 84770.

(2)

The Selling Stockholder has rights under Pre-Paid Purchase #1 to own an aggregate number of shares of Common Stock which, except for a contractual cap of 9.99% on the amount of outstanding shares that the Selling Stockholder may own, would exceed such cap. Thus, the number of shares of Common Stock beneficially owned by the Selling Stockholder as of the date of this filing was 410,126 shares, which is 9.99% of the 4,105,369 shares of Common Stock as of September 24, 2025.

(3)	Applicable percentage ownership is based on 4,105,369 shares of our Common Stock outstanding as of September 24, 2025.

(4)	Represents (a) up to 10,324,797 ELOC Shares and (b) 22,197 Commitment Shares.

(5)	Assumes the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.

DESCRIPTION OF SECURITIES THAT THE SELLING STOCKHOLDERS ARE OFFERING

The Selling Stockholder is offering for resale up to 10,346,994 shares of Common Stock, consisting of (i) up to $16,602,275 ELOC Shares (or up to 10,324,797 ELOC Shares, the maximum number of ELOC Shares issuable thereunder assuming the Floor Price), and (ii) 22,197 Commitment Shares. The following description of our Common Stock, certain provisions of our Certificate of Incorporation, our second amended and restated bylaws (“Bylaws”) and Delaware law are summaries. You should also refer to our Certificate of Incorporation and Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 45,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of September 24, 2025, there were an aggregate of 4,105,369 shares of Common Stock issued and outstanding, held by 50 stockholders of record (which do not include shares of Common Stock held in street name), and no preferred stock authorized, issued or outstanding.

Common Stock

Dividends. Subject to preferential dividend rights of any other class or series of stock, the holders of shares of our common stock are entitled to receive dividends, including dividends of our stock, if, as and when declared by our board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of our preferred stock.

Liquidation. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of our common stock will be entitled to share ratably in all assets that remain, subject to any rights that are granted to the holders of any class or series of preferred stock.

Voting Rights. For all matters submitted to a vote of stockholders, each holder of our common stock is entitled to one vote for each share registered in the holder’s name. Holders of our common stock vote together as a single class. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of Preferred Stock, a majority of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Other Rights and Restrictions. Subject to the preferential rights of any other class or series of stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of our common stock to transfer the holder’s shares of our common stock.

The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

Effect of Issuance of Preferred Stock

Our Board is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. None of such authorized shares are presently outstanding. With respect to each such series, our Board has the authority to fix the designation, powers, preferences, relative rights, qualifications and restrictions of such series. In particular, our Board has authority with respect to each series of preferred stock to determine the number of shares constituting such series and the distinctive designation of such series, dividend rate and relative rights of priority of payment of dividends, voting rights, conversion rights, terms of redemption, terms and amount of any sinking fund, rights upon liquidation, dissolution or winding up, and relative rights of priority of payment and any other relative rights, preferences and limitations of the shares of such series.

Our Board may from time to time increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of such series then outstanding, by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders.

The rights of the holders of our common stock would be subject to the rights of holders of any preferred stock issued in the future. The effects of such issuance, among other things, could include dilution in the voting power of the common stock if the preferred stock has voting rights and the reduction or restriction of the rights of holders of common stock to receive a payment in the event of our liquidation, dissolution or winding up. The issuance of preferred stock may render more difficult or expensive or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Law

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	the transaction is approved by the Board before the date the interested stockholder attained that status;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

●

on or after such time the business combination is approved by the Board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

Our Certificate of Incorporation and Our Bylaws

Provisions of our Amended & Restated Certificate of Incorporation and our Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our Certificate of Incorporation and Bylaws:

●

provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by a majority of directors then in office, even if less than a quorum, or by the sole remaining director;

●	provide that our Amended & Restated Certificate of Incorporation may be amended by the affirmative vote of the holders of at a majority of our then outstanding voting stock;

●

provide that special meetings of our stockholders may only be called by a chairperson, a majority of the directors then in office, our Chief Executive Officer (or our President in the absence of our Chief Executive Officer), or stockholders holding at least 25% or more of the total voting power of the outstanding shares of capital stock of the Company entitled to vote; and

●	provide that our Bylaws can be amended by our Board

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Transhare Corporation.

Listing

Our shares of Common Stock are trading on the Nasdaq Capital Market under the symbol “IPDN.”

PLAN OF DISTRIBUTION

The Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed, negotiated, or prevailing market prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

Streeterville Capital, LLC, a Utah limited liability company, is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Pursuant to the Securities Purchase Agreement, the Selling Stockholder has agreed that, during the Commitment Period, neither the Selling Stockholder nor any of its affiliates will engage in any short sales or hedging transactions with respect to the Common Stock; provided, however, that any short sale of shares subject to a Purchase Notice shall not be deemed a short sale under the Securities Purchase Agreement if effected within one trading day of the Purchase Notice date. The Company has agreed not to enter into any variable rate transactions without the Selling Stockholder’s consent as long as any Pre-Paid Purchase remains, subject to certain exceptions.

The Selling Stockholder has agreed that it will not sell, during any calendar week, shares acquired under the Securities Purchase Agreement in an amount exceeding 15% of the total weekly trading volume of our shares of Common Stock on all trading markets during such week, provided that no Event of Default has occurred.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it has no present intention of distributing any of the securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law, but this representation and warranty will not limit Investor’s right to sell the securities in compliance with applicable federal and state securities laws). Investor is acquiring the securities hereunder in the ordinary course of its business..

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares of Common Stock sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of Common Stock offered by this prospectus by the Selling Stockholder including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of Common Stock by the Selling Stockholder any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have advised the Selling Stockholder that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Trading Market

Shares of Common Stock are trading on the Nasdaq Capital Market under the symbol “IPDN.”

EXPERTS

Sassetti LLC, an independent certified public accounting firm, audited our consolidated financial statements for the years ended December 31, 2024 and 2023. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Sassetti LLC which contains an explanatory paragraph related to substantial doubt about the ability of Professional Diversity Network, Inc. to continue as a going concern as described in Note 2 to the consolidated financial statements, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Loeb & Loeb LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We also maintain a website at www.ipdnusa.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025.

●	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2025 and June 30, 2025, filed with the SEC on May 14, 2025 and August 14, 2025, respectively.

●

Our Current Reports on Form 8-K filed with the SEC on January 10, 2025, January 30, 2025, February 26, 2025, March 3, 2025, March 7, 2025, March 25, 2025, April 11, 2025, April 23, 2025, May 28, 2025, June 13, 2025, June 13, 2025, June 18, 2025, July 1, 2025, July 11, 2025, July 23, 2025, August 4, 2025, August 11, 2025, September 5, 2025, and September 17, 2025, and

●	The description of our common stock filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (No. 333-260316), filed with the SEC on October 18, 2021).

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Professional Diversity Network, Inc.

55 E. Monroe Street

Suite 2120 Chicago, Illinois

investors@ipdn.com

+1 (312) 614-0950

Copies of these filings are also available through the “Investor Relations” section of our website at www.ipdnusa.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

Up to 10,346,994 Shares of Common Stock

Professional Diversity Network, Inc.

PRELIMINARY PROSPECTUS

__________, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding the underwriting discount and management fee). Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$4,522.68
Transfer agent and registrar fees and expenses	$1,000.00
Legal fees and expenses	$60,000.00
Printing fees and expenses	$5,000.00
Accounting fees and expenses	$1,000.00
Miscellaneous fees and expenses	$1,000.00
Total	$72,522.68

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of Section 145 of the DGCL.

Article VII of our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and Article VIII of our second amended and restated bylaws (“Bylaws”) provide for indemnification to the fullest extent authorized by the DGCL for any person who is or was a party or threatened to be made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of Professional Diversity Network, Inc. (the “Company”) or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of any other enterprise. Such indemnification is provided only if the director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

As permitted under Section 102(b)(7) of the DGCL, Article VI of the our Certificate of Incorporation further provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The foregoing is only a general summary of certain aspects of the DGCL, the our Certificate of Incorporation and the our Bylaws dealing with indemnification and exulpation of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL, Section 102(b)(7) of the DGCL, Articles VI and VII of our Certificate of Incorporation and Article VIII of our Bylaws.

Pursuant to the Company’s Certificate of Incorporation and Bylaws, the Company may maintain a directors’ and officers’ insurance policy which insures the directors and officers of the Company against liability asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and gives effect to the reverse stock split of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) that was effected by the Company on January 5, 2023 and March 13, 2025, respectively. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On September 27, 2022, Company entered into a stock purchase agreement (the “September 2022 Agreement”) with Koala Malta Limited (“Koala Malta”), a private limited liability company registered under the laws of Malta. The closing of the September 2022 Agreement took place simultaneously with the execution of the September 2022 Agreement. At the closing, the Company purchased 65,700 issued ordinary shares of Koala Crypto Limited from Koala Malta, representing 9% of the total issued share capital of the target, and in exchange, the Company issued approximately 86,339 shares of Common Stock to Koala Malta in a private placement. The issued shares of Common Stock were valued at $1.35 million in the aggregate based on the volume weighted average price of the Common Stock for the 20 trading days immediately prior to the date of the September 2022 Agreement.

On December 16, 2022, the Company entered into a stock purchase agreement with Ms. Hongjun Chen, an individual and a resident of the People’s Republic of China, in connection with the purchase by Ms. Hongjun Chen of approximately 116,279 shares of Common Stock at a price of approximately $8.60 per share for aggregate gross proceeds of $1,000,000. The closing of the transaction took place on December 20, 2022.

On March 13, 2023, the Company entered into a stock purchase agreement with Ms. Yiran Gu, a former investor of the Company and a citizen of the People’s Republic of China, in connection with the purchase by Ms. Yiran Gu of approximately 33,318 shares of Common Stock of the Company at a price of approximately $21.00 per share for aggregate gross proceeds of $700,000. The closing of the transaction took place on or around March 16, 2023.

On December 10, 2023, the Company entered into a stock purchase agreement with Cosmic Forward Limited (“CFL”), in connection with the purchase by CFL of approximately 12,267 shares of Common Stock at a price of approximately $16.30 per share for aggregate gross proceeds of $200,000. The closing of the transaction took place on December 11, 2023.

On June 28, 2024, the Company entered into a stock purchase agreement (the “June 2024 Agreement”) with Eighty-eight Investment LLC (“Eighty-eight”), a Delaware limited liability company wholly owned and controlled by Adam He, the Company’s then Chief Executive Officer. The June 2024 Agreement provided for the purchase by the Eighty-eight of approximately 100,000 shares of Common Stock at a purchase price of $4.95 per share, resulting in aggregate proceeds to the Company of $495,000.

On September 26, 2024, the Company entered into a stock purchase agreement with Yu Tian, an individual and a resident of the People’s Republic of China, in connection with the purchase by the Yu Tian of approximately 39,867 shares of Common Stock at a price of approximately $3.01 per share for aggregate gross proceeds of $120,000. The closing of the transaction took place on September 27, 2024.

On November 18, 2024, the Company issued to a single institutional investor, (i) warrants to purchase up to 250,000 shares of the Common Stock, at an exercise price of $8.60 per share, exercisable six months from the date of issuance of such warrants and expiring five and one-half years following the date of such issuance, and (ii) warrants to purchase up to an additional 250,000 shares of the Common Stock, at an exercise price of $8.60 per share, exercisable six months from the date of issuance of such warrants and expiring twenty-four months following the date of such issuance. Such issuance was concurrent with a registered direct offering pursuant to a securities purchase agreement the Company entered into with such investor of 140,000 shares of Common Stock and prefunded warrants to purchase up to 110,000 shares of Common Stock at a price of $8.00 per share (or $7.90 per pre-funded warrant) for aggregate gross proceeds of $1,989,000, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-260316).

On December 5, 2024, the Company entered into a profit participation agreement (the “December 2024 PPA”) with Koala Malta Limited, a private limited liability company registered under the laws of Malta (“Koala”). The closing of the December 2024 PPA occurred simultaneously with its execution. At the closing, the Company purchased a 6% right in QBSG Limited (“QBSG”, previously Koala Crypto Limited) to receive all distributions and dividends which may be declared and/or distributed by QBSG on an annual basis in terms of applicable law, along with all rights, title, and interest from Koala. The consideration of the profit participation is $1,200,000, including $700,000 cash and $500,000 value of the shares of the Common Stock, or a total of approximately 113,636 shares at a price of $4.40 per share.

On December 19, 2024, the Company entered into a stock purchase agreement with Aurus Vertex Limited, a British Virgin Islands company, in connection with the purchase by Aurus Vertex Limited of approximately 250,000 shares of Common Stock at a price of $6.00 per share for aggregate gross proceeds of $1.5 million. The closing of the transaction took place on or around December 23, 2024. On February 25, 2025, Aurus Vertex Limited delivered a written notice to the Company exercising its option to purchase the second closing shares at a purchase price per share of $3.385, the closing price of the Common Stock on February 25, 2025.

On February 25, 2025, the Company entered into a stock purchase agreement with Boris Krastev Ventures UG (“Boris Krastev”), pursuant to which the Company acquired 1,000,000 shares of common stock of RemoteMore USA, Inc., a Delaware corporation for a purchase price of $300,000, which was paid to Boris Krastev at the closing of such acquisition through the issuance of 50,000 newly issued restricted shares of Common Stock, at a price of $6.00 per share.

On June 30, 2025, the Company entered into a warrant exchange agreement (the “June 2025 Exchange Agreement”) with certain holder of 250,000 Series A warrants, each to purchase one share of Common Stock, and 250,000 Class B warrants, each to purchase one share of Common Stock at an exercise price of $6.80 per share. The warrants were issued on November 20, 2024 to the holder in connection with a registered direct offering and concurrent private placement of warrants which closed on November 20, 2024. Pursuant to the June 2025 Exchange Agreement, the holder agreed to surrender 500,000 warrants for cancellation and the Company agreed, in exchange, to issue an aggregate of 333,333 shares of Common Stock to the holder.

On July 7, 2025 and July 9, 2025, the Company entered into two separate convertible note purchase agreements with two non-affiliated accredited investors, pursuant to which the Company issued and sold to the purchasers unsecured convertible promissory notes on July 7, 2025 and July 9, 2025, in the principal amounts of $250,000 and $150,000, respectively, for aggregate gross proceeds of $400,000.

On September 12, 2025, the Company entered into a copyright transfer agreement (the “Copyright Agreement”) with Streams Ohio Corp. (the “Copyright Seller”), a non-affiliated accredited investor. Pursuant to the Copyright Agreement, the Company agreed to acquire eight (8) original musical works from the Copyright Seller for $1,800,000. Under the terms of the Copyright Agreement, consideration could be paid in cash, shares of the Common Stock, or a combination thereof. The Board approved payment of the consideration through the issuance of 556,000 shares of Common Stock (the “Copyright Shares”), subject to the limitations of Nasdaq Listing Rule 5635.

On September 12, 2025, the Company entered into a consulting agreement (the “Consulting Agreement”) with B&W Capital Group LLC (the “Consultant”), a non-affiliated accredited investor. Under the Consulting Agreement, the Company engaged the Consultant to provide strategic, business development, investor relations and capital markets advisory services for a period of 12 months, unless terminated earlier pursuant to the terms therein. As consideration for such services, the Board approved the issuance of 550,000 shares of Common Stock (the “Consulting Shares”), also subject to the limitations of Nasdaq Listing Rule 5635.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration statement.

Exhibit No.	Description

2.1

Agreement and Plan of Merger among the Company, NAPW Merger Sub, Inc., NAPW, Inc. and Matthew B. Proman, dated as of July 11, 2014 (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 14, 2014).

2.2

Stock Purchase Agreement, dated as of August 12, 2016, by and between Professional Diversity Network, Inc. and Cosmic Forward Limited, including as Exhibit A the form of Stockholders’ Agreement (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2016).

4.1

Amended and Restated Certificate of Incorporation of the Company, as amended through October 17, 2016  (incorporated herein by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-3 filed with the SEC on October 18, 2021).

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, dated January 3, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2023).

4.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, dated March 7, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2025)

4.4	Second Amended and Restated Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2016).
4.5

Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 of Amendment No. 12 to the Company’s Registration Statement on Form S-1 (No. 333-181594) , filed with the SEC on February 28, 2013).

4.6

Description of securities registered under Section 12 of the Exchange Act (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (No. 333-260316) , filed with the SEC on October 18, 2021)

4.7

Pre-Paid Purchase #1, dated September 5, 2025, by and between Professional Diversity Network, Inc., and Streeterville Capital, LLC (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with SEC on September 5, 2025)

5.1*	Opinion of Loeb & Loeb LLP.
10.1

Stockholders’ Agreement, dated as of November 6, 2016, by and among Professional Diversity Network, Inc., Cosmic Forward Limited, Maoji (Michael) Wang, Jingbo Song, Yong Xiong Zheng and Nan Nan Kou (incorporated herein by reference to Exhibit 4.9 to the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2016).

10.2+

Amended and Restated Professional Diversity Network, Inc. 2013 Equity Compensation Plan (incorporated herein by reference to Appendix A to the Company’s proxy statement on Schedule 14A filed with the SEC on April 30, 2021).

10.3+	Professional Diversity Network, Inc. 2023 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2023).
10.4+

Employment Agreement between the Company and Adam He, dated as of July 18, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2023).

10.5

Stock Purchase Agreement dated September 27, 2022 between the Company and Koala Malta Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 30, 2022).

10.6

Shareholders’ Agreement dated September 27, 2022, among the Company, Koala Malta Limited and Koala Crypto Limited (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 30, 2022).

10.7	Charge over Shares dated September 27, 2022, relating to Koala Crypto Limited (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed September 30, 2022).
10.8	Guarantee and Indemnity dated September 27, 2022, by Koala Capital Limited (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed September 30, 2022).
10.9	Form of Securities Purchase Agreement between the Company and the Investors (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 20, 2022).
10.10

Stock Purchase Agreement date March 13, 2023 between the Company and Yiran Gu (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2023).

10.11

Common Stock Purchase Agreement date June 30, 2023 between the Company and Tumim Stone Capital LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2023).

10.12

Stock Purchase Agreement date December 10, 2023 between the Company and Cosmic Forward Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2023).

10.13

Stock Purchase Agreement dated June 28, 2024 between the Company and Eighty-eight Investment LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on July 1, 2024)

10.14

Stock Purchase Agreement dated September 26, 2024 between the Company and Yu Tian (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on September 30, 2024)

10.15	Securities Purchase Agreement by and between the Company and the Investor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on November 20, 2024)

10.16

Placement Agency Agreement, dated November 18, 2024, by and between the Company and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with SEC on November 20, 2024)

10.17

Profit Participation Agreement, dated December 5, 2024 between the Company and Koala Malta Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on December 10, 2024)

10.18

Stock Purchase Agreement, dated December 5, 2024 between the Company and Koala Malta Limited (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with SEC on December 10, 2024)

10.19

Stock Purchase Agreement, dated December 19, 2024 between the Company and Aurous Vertex Limited (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on December 23, 2024)

10.20

Stock Purchase Agreement, dated January 26, 2025 between the Company and AI Geometric Ltd (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on January 30, 2025)

10.21

Stock Purchase Agreement, dated February 25, 2025 between the Company and Boris Krastev Ventures UG (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on March 3, 2025)

10.22

Warrant Exchange Agreement, dated June 30, 2025 between the Company and Certain Holder (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on July 1, 2025)

10.23	Form of Convertible Note Purchase Agreements (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on July 11, 2025)
10.24	Form of Convertible Promissory Notes (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with SEC on July 11, 2025)
10.25+

Employment Agreement, dated July 22, 2025, by and between Professional Diversity Network, Inc. and Xun Wu (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on July 23, 2025)

10.26+

Independent Director Service Agreement, dated July 22, 2025, by and between Professional Diversity Network, Inc. and Haixia Lu (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with SEC on July 23, 2025)

10.27+	Form of Director and Executive Officer’s Indemnification Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with SEC on July 23, 2025)
10.28+

Employment Agreement, dated August 8, 2025, by and between Professional Diversity Network, Inc. and Yiran Gu (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on August 11, 2025)

10.29

Securities Purchase Agreement, dated September 5, 2025, by and between Professional Diversity Network, Inc., Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on September 5, 2025)

10.30

Copyright Transfer Agreement, dated September 12, 2025, by and between Professional Diversity Network, Inc., Inc. and Streams Ohio Corp. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with SEC on September 18, 2025)

10.31

Consulting Agreement, dated September 12, 2025, by and between Professional Diversity Network, Inc., Inc. and B&W Capital Group LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with SEC on September 18, 2025)

23.1*	Consent of Sassetti, LLC
23.3*	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page to this report)
107*	Filing Fee table

+	Indicates management contract or compensatory plan.
*	Filed herewith.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act:

(i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 25, 2025.

Professional Diversity Network, Inc.

By:	/s/ Xun Wu
Name:	Xun Wu
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xun Wu his/her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Xun Wu	Chief Executive Officer	September 25, 2025
Xun Wu	(Principal Executive Officer)

/s/ Yiran Gu	Chief Financial Officer and Director	September 25, 2025
Yiran Gu	(Principal Accounting Officer and Principal Financial Officer)

/s/ Hao Zhang	Director and Chairman of the Board	September 25, 2025
Hao Zhang

/s/ Wai Kee Cheung	Director	September 25, 2025
Wai Kee Cheung

/s/ Haixia Lu	Director	September 25, 2025
Haixia Lu

/s/ Tai Song	Director	September 25, 2025
Tai Song